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The following is a transcript of a conference call held by Viasat, Inc. (“Viasat”) on November 8, 2021. This transcript was prepared by a third party and has not been independently verified and may contain errors:

Transcript

Operator: Good morning. My name is Lawrence, and I will be your conference facilitator. Welcome to Viasat’s Conference Call to Discuss its Announced Combination with Inmarsat. As a reminder, this conference is being recorded now.

Now I would like to turn the call over to Mr. Robert Blair, General Counsel of Viasat. Sir, please go ahead.

Robert J. Blair, Secretary, Vice President & General Counsel, Viasat, Inc.:

Thank you, and thanks for joining us. We’ll start with our Safe Harbor disclosure. This discussion will contain forward-looking statements. This is a reminder that factors could cause actual results to differ materially. Additional information concerning these factors is contained in our SEC filings, including our most recent reports on Form 10-K and Form 10-Q. Copies are available from the SEC or from our website.

And I’ll turn it over to Rick.

Richard A. Baldridge, President, Chief Executive Officer & Director, Viasat, Inc.:

Okay. Thanks, Robert. Good morning and thanks, everyone, for joining our conference call. I’m Rick Baldridge, the CEO of Viasat. Participating on our call today are Mark Dankberg, our Executive Chairman; Shawn Duffy, the CFO of Viasat; Rajeev Suri, the CEO of Inmarsat; and Tony Bates, the CFO of Inmarsat, and myself.

First of all, we’re pleased and excited to announce that Viasat has entered into a combination agreement with Inmarsat. We believe this transaction is a major moment, not just for the industry, but for global broadband services. Our team will go into detail in a moment. But first, I’d like to cover our earnings announcement that was also released this morning.

Today, we released our 2Q FY 2022 financial results and shareholder letter. In summary, our financial performance in the second quarter was quite strong as we continue to execute well. We delivered revenue of $701 million, up 27% year-over-year; adjusted EBITDA of $155 million, up 19% year-over-year.

The results were driven by strong product sales, service revenue growth across all of our segments, our prior acquisitions, partially offset by higher costs and expenses, including new market entry, research and development, and sales and marketing.

Total consolidated awards were $832 million, up 14% year-on-year, and we ended the quarter with a backlog of $2.3 billion, slightly higher compared to the prior period backlog. Backlog does not include $3.8 billion of Indefinite Delivery and Indefinite Quantity, or IDIQ awards.

These strong results reinforce our confidence in our ability to meet our stand-alone near-term guidance and five-year financial targets, as discussed on our previous calls. In addition, the launch of ViaSat-3 Americas, the first of our three ViaSat-3 satellites, remains on track for the first half of calendar year 2022.

So, now let’s turn to the transaction presentation that’s available on our Investor Relations website and should have access to that.

Turning to slide 3 and the transaction overview. Viasat is paying approximately $7.34 billion in cash, stock, and assumed debt. The assume debt for Inmarsat as of the end of September, which represents approximately 9 times projected calendar 2021 adjusted EBITDA, including the annual run rate cost synergies.

The transaction is expected to close in the second half of the calendar year of 2022, assuming all relevant regulatory approvals and clearances. At the time of close on a fully diluted basis, Viasat shareholders are expected to own approximately 62.5% of the outstanding shares with Inmarsat shareholders holding approximately 37.5%. No existing Inmarsat shareholder will receive shares equal to or greater than 10% of the combined company.

Committed funding for the transaction has been secured from Tier 1 money center banks. After closing, we expect to deleverage at an accelerated rate, given our mid-teens adjusted EBITDA growth and increased free cash flow, while peak leverage is expected to be approximately about 0.5 turn or so higher than it would be on a stand-alone basis.

Assuming the second half of 2022 close, the pro forma net leverage at December 31, 2022 is expected to be approximately 5%, might be a little bit better than that. We believe this will be our peak leverage – net leverage ratio, and leverage is expected to decline more than 1 turn during the first 24 months and continue to decline rapidly thereafter.

Viasat has a heritage of international cooperation and mutual benefit of our customers. We’re committed to grow our UK presence and support UK national space ambitions. We think together we’re stronger.

For slide 4, on this slide, you get a view of the combined company. We’ll have more than $4 billion in revenue and approximately $1.4 billion in adjusted EBITDA, if it were to have been combined in calendar 2021.

The takeaway is we have the scale to invest even more effectively in R&D and network infrastructure to further increase the pace of innovation that drives new and better services for our customers and opportunities for our employees as good for investors.

On slide 5 our transaction rationale. Let’s talk about why we’re so excited about this deal. There are four key points. One, enhanced growth and innovation opportunities. The combined company brings together very complementary assets and capabilities, including narrowband, broadband, space, and ground assets.

When integrated, these assets can better enable the service characteristics that the mobility customers need. We intend to increase the pace and scale of innovation in the mobile communications sector, targeting a multi-layered hybrid network architecture, which combines the best characteristics of each frequency band, orbit, and it can include terrestrial augmentation for the lowest latency at the lowest total cost. And we’ll have immediate global coverage to start with enhanced speed and coverage density as each ViaSat-3 is brought into service.

Second thing is our ability to offer new and better services to our customers. Having global coverage and enhanced depth of coverage means better option for customers across more verticals, transforming our offerings from regional to virtually anywhere and everywhere in multiple mobility markets.

We’ll have redundancies in space, which drives resiliency and reliability. Customers will benefit much more from [ph] combined (00:07:37) company in a way that would be difficult for either of our companies on a stand-alone basis. We’ll give you examples of this as we go through the presentation today, including the rapidly transforming and growing the IoT market.

As to why we’re doing, we’re doing it to create the best and most efficient communication solutions for our customers, and we’re very excited about the many ways we can enhance and grow with greater innovation.

And it makes sense financially. Our increased financial strength supports innovation, investors, customers, and our combined workforce. Together, we have a foundation for rapid, double-digit top and bottom line growth driven by a very diverse set of fast-growing businesses, including mobility and government.

A higher percentage of our revenue will be recurring, which we think is great. We’ll have a fully funded path to positive free cash flow, which lowers risk. When free cash flow turns positive, we’ll generate a lot more, more than 2 times of the free cash flow will be accretive not only in EBITDA, but free cash flow the transaction will be.

There’s a potential upside from a revitalization of L-band and IoT growth. We’ll have greater presence in a broader range in the $1.6 trillion broadband and IoT market. The portfolio offers greater resilience to geopolitical uncertainty and black swan events like COVID.

You guys saw what we experienced this last year. Having the diversity really helped us offset some of the headwinds in other areas. Shawn will cover the financial aspects in greater detail in a later presentation.

We build on the heritage of cooperation that both companies have established. Inmarsat is the heritage of international aviation and maritime safety that yield responsibility and opportunity. Viasat has a commitment to the space sustainability and peaceful cooperation among all nations. Together, we’re committed to sustain and grow our UK presence and to support UK national space ambitions.

We already have a critical presence in the UK. Our second satellite, the ViaSat-3 fleet will be controlled from facilities in the UK. And we plan to invest in technical talent, space-related development in the UK, which will provide growth and high value employment.

We’ll continue to build on Viasat’s unique relationships with leading regional broadband satellite partners in Australia, Brazil, Europe, and more key geographies as we come. We’re a strong advocate for sustainable space policy and regulations and cooperation that can help ensure a place in space for all nations that aspire to that goal, and to aim to achieve the technology, economic, national security, sovereignty, and high-paying jobs space can enable. We believe Inmarsat’s heritage and strong international relations can help us achieve those goals.

So now, I’d like to introduce Rajeev Suri – Rajeev to share his thoughts on the transaction. So, over to your, Rajeev.

Rajeev Suri, Chief Executive Officer & Executive Director, Inmarsat Group Holdings Ltd.:

Yeah, thanks. Thanks, Rick. Hello? Can you hear me? Thank you, Rick. It would be my pleasure. I can start by saying with full confidence that this is the right combination at the right time. It is the right combination because it takes two strong companies and give them an even stronger future together.

The long-term industrial logic is compelling. The two companies have complementary capabilities, complementary regions, with Viasat gaining true global reach from Inmarsat’s assets and footprint. And so, a sharp focus on the growing segments of the satellite communications market, building on Inmarsat powerful distribution channel. Superb technology and innovation capabilities, significant synergy opportunities, new launches coming that will ensure a modern fleet, and importantly, an excellent cultural fit.

Once combined, we will be well-positioned to help address the future of the industry, which gets me to the point about this being the right time. It is clear the satellite communication sector is entering an era of dynamic new market demands. It is growing fast, remains highly fragmented, and is attracting new entrants who see new opportunities.

Given these factors, scale and scope are important, and that is exactly what this transaction offers. It offers better options for customers around the world, enhanced scope for partners, new opportunities for our amazing employees, and for the UK an industry-leading company that will maintain a strong and sustainable presence in the critical space sector.

To be clear, we have been moving fast at Inmarsat since I joined as CEO in March, building stronger commercial capabilities, deepening our customer focus, targeting the largest growth opportunities and accelerating our technology with the recent announcements of ORCHESTRA, our dynamic mesh network of the future that seamlessly integrates GEO, MEO, LEO, and 5G; and ELERA, the global network for IoT, safety, and mission critical connectivity.

Overall, I’m pleased with what we’ve accomplished and the results are starting to show. Our most recently reported quarter, second quarter 2021, we saw year-on-year revenues up 24%, even better EBITDA performance, and excellent cash generation.

We’re on track to deliver on our goal of robust growth for full year 2021, with all our business units performing well, and with particularly strong growth in aviation. In short, this is the right combination at the right time.

With that, I would like to hand it over to Mark Dankberg, Executive Chairman of Viasat. Mark?

Mark D. Dankberg, Co-Founder, Chairman & Executive Chairman, Viasat, Inc.:

Okay. Thanks, Rajeev. So, on next slide, I’ll start with four really powerful dynamics that are driving the satellite broadband and data markets, and why Viasat and Inmarsat have assets and resources to address those trends in a unique way.

So, those key dynamics include, especially this compounding growth and aggregate demand for bandwidth and mobility that’s driven by more passengers and all modes of transportation, consuming more data, especially for video; a rapidly evolving technology, including multi-orbit space solutions and the new beamforming technology that goes with that to match highly geographically concentrated user demand to supply; and then the increased reuse of spectrum for space and terrestrial, including air-to-ground opportunities.

We’ve got a rapidly growing Internet of Things, IoT opportunity, including space augmentation of terrestrial 5G, and that adds to the imputed value of mobile space spectrum and the assets that go with it. And there’s newly – we think newly emerging growth segments, such as land mobile broadband and the potential for unmanned aerial vehicles, that is air taxis or delivery drones.

We think the best competitors are going to have a portfolio of orbital resources, spectrum, ground network infrastructure, licenses and market access, product distribution and support, and most importantly, the customer relationships to help shape products and services to solve the unique problems of each vertical or geographic region. And that’s the challenge in mobility, including for government.

We believe together we can bring to customers a superior service across multiple dimensions of value, including global coverage, greater affordability, faster speeds, more bandwidth, lower latency with greater reliability and resiliency. And we can do that with unique technology assets and talented people that each bring to this combined company.

Our total – you can see our total addressable market. It’s already very large at close to $1 trillion, and it’s expected to grow to nearly $1.6 trillion by 2030. Collectively, that’s good, secular growth at a 5% compounded annual growth rate. And we believe we can grow faster than that, because so much of this market is either underserved or totally unserved now.

While Viasat was well-positioned before, now we’re even stronger in the fast-growing space-centric, global mobility, and government markets. Together, we’ll combine our unique assets, capabilities, and people to improve our offerings. We’ll provide global coverage sooner at higher speeds with more bandwidth, lower latency, more affordably with greater redundancy and resilience.

And we’ll have the local customer support to address more of these markets. And we can add narrowband to our broadband TAM estimates. So we think that’s a good combination.

The next slide shows what the combination is in terms of orbital resources, spectrum, landing rights and service licenses, and associated ground network infrastructure. Each company is contributing critical elements to that multi-global, multi-layered hybrid network. We’ll have instant global coverage and high-density, ultra-high capacity regional coverage to serve fixed and mobile geographic hotspots with multiple layers of redundancy and resilience everywhere.

Plus, now we’ll be able to add weather resilience with L-band, and that’s critical for maritime users and safety applications or airborne and government applications. Inmarsat also brings multi-orbit polar coverage. We, Viasat, have experience in L-band and LEO, and we’re working with partners and our own solutions for LEO augmentation. Together, we’re positioned to expand the market and increase the availability of affordable premium services for customers in fast-growing sectors.

Another really key part of our hybrid multi-orbit network is Inmarsat’s L-band globally coordinated space spectrum. Viasat has a lot of experience in state-of-the-art space and ground L-band technology for the government with Link 16 and Blue Force Tracking, and for commercial markets with what we’ve done in ground-based beamforming technology for Ligado and other very high capacity L-band mobile satellites, and in commercial applications of the Blue Force Tracking technology.

Our state-of-the-art Ka-band beamforming and network technology is portable to L-band too. We think we can leverage historic R&D investments and revitalize L-band for UAV and aviation air-to-ground augmentation, emerging L-band mobile verticals, like connected vehicles and the Internet of Things.

Our combined spectrum position can support high-growth IoT, industrial IoT, Internet of Battle Things, all those applications with small, low-cost battery-operated terminals for real time sensing and control applications.

Customers will have more choices as we deliver more bandwidth, more affordably, more securely at higher speeds around the globe and especially in the places with highest demand. We’ll do it in a way that’s sustainable and respectful of the rights of all nations that aspire to share space, including LEO, for their own sovereign purposes in an equitable manner.

In terms of government business, it accelerates our objective of increasing the proportion of our revenue from recurring services, which become more balanced with equipment revenue and are expected to grow much faster.

Jointly, we’ll have 10 satellites currently under construction to be launched over the next three years that’ll increase resiliency and depth of coverage, especially in high demand hotspots. Our space assets converge well with our defense terminals tactical data links and existing services business. Inmarsat reinforces our strong government business and our customer relationships.

Inmarsat is also bringing a compelling maritime franchise. It’s very diverse, with over 100,000 safety equipped vessels, 41,000 connectivity vessels, and it includes 11,000 vessels on deployed multi-band hybrid solutions.

As ViaSat-3 enters service, we can enter adjacent maritime verticals, including cruise, ferry, and government applications that are much more bandwidth intensive, primarily because of the large numbers of people on those vessels. The ultra-high bandwidth and beamforming flexibility of ViaSat-3 are ideal for those markets. We see this as a natural complement to our ongoing energy business.

Our aviation businesses are highly complementary. Viasat’s been very successful in regional in-flight connectivity, especially in North America, and where we have regional partners. Inmarsat brings international long-haul in-flight connectivity, plus essential cockpit and safety communications that are largely dependent on highly resilient and weatherproof L-band, and that includes creating relationships with a lot more global airlines.

Inmarsat also serves business and general aviation with a combination of low cost narrowband and broadband, which also benefit from the depth and geographic focus of ViaSat-3.

This next slide on geographic distribution of demand, we think, is one of the most important in our presentation, because it helps reinforce that we’re starting with customer needs and not trying to force that customers into a predetermined space solution. And we’ve made the point that fixed user demand is highly concentrated, with close to 95% of all demand located on less than 5% of the Earth’s surface.

While people might think that global air traffic is distributed more uniformly or evenly around the globe, there’s actually a very similar geographic distribution of demand for global commercial air passengers as we show on this side.

So, what we did is we used actual flight paths recorded by FlightAware pre-COVID to show the geographic density of demand for global air traffic. And what you’re seeing here is the dwell time or the aggregate total demand in terms of passenger times minutes over about a week. And that represents, if you put that over a year, about 3 billion annual passenger each year.

Not surprisingly, you can see that, just like fixed demand, it’s very highly concentrated in places with the most people and the greatest economic activity. The heights and colors show demand over hub airport cities is around 100 times that of the ocean air routes.

This shows a couple of things, including why the combination of Viasat and Inmarsat is so timely. Inmarsat was formed to serve demand that was primarily over oceans, because there’s no other way to reliably connect with ships and planes there. And the original mission was focused on safety and narrowband.

But now there’s huge growth in broadband demand on all aircraft, not just those that transit oceans. And it’s driven really by the passengers consuming more Internet content and more video.

As a result, the global air travel satellite bandwidth demand is becoming very concentrated over major hub cities, and you can take an example like New York, where you can have as many as 500 to 1,000 planes converging on the three major airports there from all over the world.

That’s where Viasat’s current and future satellites provide enormous benefit to airlines and passengers alike. Yes, we need ocean coverage for intercontinental flights. But the airlines are really learning that the most difficult challenge to excellent in-flight connectivity occurs when their aircraft and everybody else is converged at these hub airports. Together, we’ve got a really compelling solution.

Inmarsat, the inset on the lower left shows LEO satellites are very evenly distributed and don’t match this demand as well from a geographic perspective. The same issue about the geographic concentration of demand is also true for other key mobility markets, like business aviation and certainly for land mobile, like trains or buses and connected cars.

So, now we’ll be able to combine Ka-band, L-band, S-band with similar geographic concentration effects using our technology.

When you consider people consuming bandwidth as the dominant source of demand, maritime is, of course, more skewed to oceans and aviation, but it’s also highly concentrated near major land ports. And the total number of people or demand is actually an order of magnitude smaller than for aviation.

Since the vast majority of air traffic’s over land and concentrated around hub airports, like Heathrow, it shows that leveraging air-to-ground as a low cost, more efficient, low latency augmentation is a really interesting option.

While air-to-ground is not sufficient to serve all the bandwidth needed on all the planes, the low latency portion of the total traffic’s so small, that air-to-ground is a really good fit for that. It’s much less expensive and is much lower latency than lower orbit. LEO is still good where air-to-ground doesn’t reach.

Also, Inmarsat has two polar satellites under construction to serve commercial and government customers that go over the poles. We think that if there’s one critical thing people should remember about the mobility opportunities, it’s understanding both the geographic distribution of demand and the implications for how to architect networks to serve that demand.

That’s why we put our satellites in orbits that always see the greatest amount of demand, which by definition that only happens at GEO. You only get revenue for bandwidth that’s located where your customers are.

The next slide shows Viasat’s success has been due to our culture of innovation. Inmarsat brings innovation in complementary spheres. Even more importantly, it brings greater scope and scale to our joint innovation opportunity. We have more tools and choose the right technology in the right place for the right application and can tailor broadband and narrowband IoT solutions.

We’ve got spectrum and orbital resources to utilize. And the increased scale means we’ll get greater use, efficiency, and value from our R&D. Our patent portfolio is a good indicator of our level of innovation.

And finally, I do want to go back to this heritage issue about sustainable and equitable access to space. Everybody should be aware it’s becoming a front page headline issue. Viasat has a history of partnering with regional space players to help each country obtain the benefits of their own space investments, including in Australia, Brazil, and other places that are underway.

And we’ve been a leading voice in helping people understand and learn about sustainable space regulations and policies that are critical to preserve access to space for every nation in every orbit.

So, Inmarsat has been a leading global space player for over four decades. They were founded on the notion of cooperation in space for the benefit of all nations. We believe that that heritage fits with our ambition to shape global cooperation in space for today’s complex issues in this new space age.

So, with that, I’d like to hand it over to Shawn Duffy, Viasat’s CFO.

Richard A. Baldridge:

Shawn, we can’t hear you. You guys unmute.

Shawn Duffy, Chief Financial Officer & Senior Vice President, Viasat, Inc.:

Sorry about that, folks. Thanks, Mark. Let’s jump to slide 18 and we’ll discuss the combination from a financial perspective. While the transaction is about driving innovation with complementary assets to offer new and better services for our customers, there’s also a strong financial logic underpinning the deal, and we believe the financial model is quite compelling.

We expect the combined company to grow revenue in the mid-teens and grow adjusted EBITDA even faster. This reflects a continuation of the strong growth ahead of us supported by the launch and increased utilization of 10 additional satellites over next two to three years. After that, we expect CapEx to taper, as each company is in the midst of an unusually heavy CapEx cycle.

And finally, while our opportunity sets are wide, we do expect the mobility and government sectors to be the most significant users of our expanded combined network.

From a free cash flow perspective, there are two important points. First, the timing of our turning free cash flow positive is essentially the same as on a stand-alone basis, approximately two to three quarters after ViaSat-3 EMEA satellite.

Secondly, when we turn positive, we expect to generate significantly more free cash flow on a larger, more diverse business at more than 2x our free cash flow as a stand-alone company in the first couple of years after turning positive.

Finally, as Rick mentioned upfront, we expect to be levered about 5x at the end of calendar year 2022, which is inclusive of the cash portion of the acquisition and the related expenses. This is a bit higher than our stand-alone model.

But keep in mind, we plan to collectively launch 10 satellites in a two- to three-year window alongside pending acquisition completion. We don’t expect to stay at those levels for very long, as we expect our adjusted EBITDA to grow rapidly, but meaningful free cash flow generation, bringing accelerated deleveraging.

On this next slide, we have some highlights of what the combined company looks like financially. Together, we’re generating approximately $4 billion in revenue today and about $1.4 billion of adjusted EBITDA, with healthy margin of a strong recurring service base.

Post-close, our businesses will be reflecting a much wider diversified foundation to grow from, with a significantly increased deployment of capacity coming online over the next few years. But more importantly, it will be well-suited to match the demand of our key markets.

In this next chart, we have another view showing our combined businesses enhance our global reach and strength worldwide. We mentioned in the beginning that Inmarsat accelerates the realization of our global footprint with immediate global satellite coverage, ground network, operational expertise, and customer service presence.

Here, we can see that footprint mirrored in the revenue by geography data. It’s clear to see the mature and scaled reach that Inmarsat already has in the European and Asia-Pacific region and the complementing strength it brings to our business with more concentration in the Americas.

In the second series of data at the bottom of the chart, you can see how our fast growing mobility businesses, which include aviation and maritime, become the second largest contributor of revenue on a pro forma basis, with fixed broadband now sitting at approximately 21% of the combined company.

Our overall exposure to the government sector does not change significantly, but the mix of recurring [ph] back home (00:32:15) as a service revenue does increase meaningfully. As a result, through both series of data you can see that we will be much more diverse company with resilient revenue streams, plus significant opportunities outside these markets, some of which we touched upon a little bit earlier.

So, before we walk through the expected synergies, a quick reminder that this transaction is about putting together complementary assets, growth, and bringing customers more options. That being said, we expect to benefit from about $1.5 billion of synergies on an after-tax net present value basis, with potential upside from revenue synergies that were not included in the calculation.

In OpEx, we expect approximately $80 million as annual cost synergies to occur across the business from cost of sales through SG&A. The majority of these savings come from the increased scale of the business, such as network integration, ground station consolidation, and other network-related cost, such as within our procured bandwidth portfolios.

We also expect to gain efficiencies in go-to-market activities, such as advertising and distribution, in addition to the benefits from integrated development road map. We want to achieve all these in the first year and we’ll have to incur some integration costs. But a couple of years out, we expect to see a more efficiently skilled business against our existing business line and feel confident we can achieve it.

In CapEx, we also expect to see synergies in the near term, with even more in the long-term range of approximately $110 million on an annual basis. Having a larger global and more diverse satellite fleet means that we can improve utilization rates on these assets, so less capacity is stranded or underutilized.

Over the longer term, that will lead to more efficient spending on CapEx. In the near term, the savings are more low-lying fruit items, such as rationalized cap software, STC investments, ground infrastructure, as well as back office systems and platforms.

Finally, we understand the analysts feel like management teams often give the lip service to revenue synergies. But nonetheless, we believe there’s a lot of opportunities here for us. For example, there are aircraft installed and in service that are outside of our coverage.

Inmarsat also brings an expanded business aviation footprint, and we think collectively we can introduce new capability there as we have in IFC sector with improved innovation, enhancing customer and passenger experiences, and the value.

We see strong upside opportunities in L-band and in the IoT market, coupling our products and technology suite with Inmarsat’s unique assets. So together, we can generate meaningful synergies as a combined company.

On the capital side of the equation, we’re excited to announce with the $2.3 billion of new financing commitment, we’re fully funded to close the acquisition, plus provide the additional liquidity to the business as we complete our ViaSat-3 constellation.

We also have about $3 billion in backstop agreement in place to support any required amendments for existing facilities that we anticipate to be in place at closing. The credit profile of the combined company will be quite attractive.

We will have resilient revenue with an emphasis on recurring revenues. We will have a fully funded path through positive free cash flow inflection point fueled by the rapid growth in adjusted EBITDA and the free cash flow we expect.

Collectively, deleveraging the business quickly at more than 1 turn over the 24 months following the close. And our balance sheet is supported by the larger fleet of satellites, more redundancy and, valuable spectrum rights.

And certainly, we think the transaction has strong financial logic, strong revenue, and adjusted EBITDA growth built on a strong recurring revenue base. [indiscernible] (00:36:25) from the revitalization of the L-band assets and tapering of CapEx once we are through our respective investment cycles and more free cash flow on the same timetable.

So with that, I’ll turn it back over to you Mark.

Mark D. Dankberg:

Thanks, Shawn. So just to wrap up our prepared remarks, you can tell we are really excited about the combination. We’ll have a very complementary set of assets across very, very big markets. With the diversity of those assets, we’re going to have pretty unique capabilities and we can innovate over a much broader playing field.

We plan on deploying a multi-layered hybrid network architecture, which accentuates the strength of each transmission media. We’ll have global coverage that can deliver an in-home experience with very low latency and do it affordably, securely, and reliably.

We think that gives customers better options in multiple sectors. Customers will benefit from the combined company that’ll be very difficult for either company on a stand-alone basis. We’re really data driven. We’ll develop the best and most efficient communications assets solutions for the specific needs of each sector.

So with that, I’d like to open it up to questions from the participants.

Operator: Your first question comes from the line of Philip Cusick from JPMorgan. Your line is open.

Philip A. Cusick, Analyst, JPMorgan Securities LLC:

Hi, guys. Thanks. Congratulations. A couple, if I can. First, how does this combination change your view on potential LEO efforts? And second, with 10 satellites in process, does it make sense to slow these down at all to make sure they work well together or create intersatellite links, or does everything just go as planned? Thanks very much.

Mark D. Dankberg:

I’m sorry. Phil, could you repeat the second part of your question, please?

Philip A. Cusick, Analyst, JPMorgan Securities LLC:

Of course, sorry. Of the 10 satellites in process, does it make sense to slow these down at all to make sure they work well together or to create any kind of intersatellite links, or does everything just go along as planned? Thanks.

Mark D. Dankberg:

Okay. Okay. So, I think for the first part, so in terms of our view of why to do this is really based on the market. We’re doing this based on the things that we’ve learned from the customer interactions that we’ve had in each of the sectors in which we participate. And we’ve been really open minded about how we go about each of these – serving each of these sectors.

And it’s – what we think is it reinforces the things that have worked for us in the market, and so just to go into one particular example. For instance, if you look at what’s happened in in-flight connectivity in the US, I think the airlines have learned over the last few years that the hardest part of providing a good in-flight experience comes at hub airports, where they may have very large numbers of planes converging, Atlanta, New York, Dallas, Chicago, Los Angeles, San Francisco. That’s the hard part.

And it’s really – I think the best way to provide the density of coverage is the way that we’re doing it. I think that’s what reinforces what we’re – the combination is, just really about delivering on what our customers want, and which is evolving as they learn and passengers learn about the advantages of, for instance, everybody being connected on a plane as opposed to just a small fraction being connected at high prices.

In terms of the second part of your question about whether or not we would slow down any of the satellites under construction in order to better integrate them. We took that into account in determining what the value of the combination would be. And the good things are – just to highlight them.

On the Ka-band side, what we get is a very high level of redundancy across the satellites. The other big thing is by having multiple satellites in different orbital slots, that helps deal with some of this, specific technical issues around seams of coverage or dealing with certain types of antennas. So, we do feel like they complement each other well.

The other thing I’d like to point out is several of the new Inmarsat satellites that are coming are more software programmable and flexible and can be targeted at specific, again, geographic hotspots in a way that we believe complements what we’ll have with ViaSat-3 in our regional coverage and the regional satellites that we work with from partners.

So, we think they’re largely going to go on the schedule that they were on. But we always – we’re always going to be constantly reevaluating what we’re doing in the context of the overall market.

Richard A. Baldridge:

So, Phil, this is Rick. The only thing I would add to that, Mark, is that you can imagine in the future that the two companies together will build a different type of future when you think about future capital than the two would have done separately. So, you take this fleet into consideration and then think it’d be far more efficient going forward in terms of how we think about future production.

Philip A. Cusick, Analyst, JPMorgan Securities LLC:

And then, Mark, is sort of where I was – or, Rick, sort of where I was going is with more scale...

Richard A. Baldridge:

Yeah.

Philip A. Cusick, Analyst, JPMorgan Securities LLC:

Rick, you and Mark had talked about LEO in the past. Does this become a bigger focus or is it still not a big effort for the company?

Mark D. Dankberg:

For ourselves, we’ve put a lot of work into the LEO space, Inmarsat has as well with their ORCHESTRA architecture. What we’re thinking is that LEO makes a good augmentation for GEO for dealing with primarily the latency advantage that it has for low latency traffic.

And as we mentioned during the call, there is a lot of opportunity to do even better than LEO over the land, where most of the demand is using air-to-ground. And that’s something that’s really enabled by the spectrum assets that Inmarsat has. So, we’re going to be open-minded and we’re going to be very cost conscious and we’re going to be very tuned into what our customers want. But we think that this gives us a lot of optionality.

So, I think the main [indiscernible] (00:43:56) is we think there’s a place for LEO, we will have a way to deal with it, either through working with partners or using our own assets. But we’re not going to try to fit everything into a one size fits all or one technology fits all solution.

Philip A. Cusick, Analyst, JPMorgan Securities LLC:

Got it. Thanks, Mark.

Mark D. Dankberg:

Thanks.

Operator: Your next question comes from the line of Mathieu Robilliard from Barclays. Your line is open.

Mathieu Robilliard, Analyst, Barclays Capital Securities Ltd.:

Yes, good morning, and again, congratulations on the deal. First, I had a question about the regulatory approval process. I mean, how confident are you that this will be considered constructively and positively by the different public authorities as, in some cases, space can seem a critical sector for some countries? So I don’t know if you can comment on that.

Second, I just wanted to confirm that the leases – the leasing of spectrum to Ligado, there’s no change in this and it comes together with Inmarsat.

And then in terms of the synergies, just curious, maybe if you could give a little bit more detail on the IFC business, because obviously both you guys are super strong players in this segment, but with a different architecture. So, I was wondering how you’re looking at the combination. Is it going to be antennas that are going to be compatible for both constellations? Anything that could give us a little bit more visibility on the integration there would be great. Thank you.

Mark D. Dankberg:

Okay. Could...

Richard A. Baldridge:

Robert – Robert, do you want to take the regulatory question upfront?

Robert J. Blair:

Sure. Thanks, Rick. This is a global transaction and we’re going to be talking to a number of regulators worldwide, including in the US, UK, and others. We think it’s – we’re really excited to have the opportunity to talk to regulators and tell them what we – our vision and our view of the transaction.

We think it’s a really positive one that together Viasat and Inmarsat are going to be deliver – they will deliver more attractive communication offers to customers globally. And then we’re going to be well-positioned to accelerate innovation, deliver enhanced quality of service and provide more product choice, all while delivering greater value to existing and new customers in an what’s already a very competitive marketplace that features a lot of large and capable suppliers, with additional satellite capacity coming online regularly.

So, we feel really good about that story and are looking forward to having those discussions. We think it’s a 9 – 18-month process that we hope will be on a shorter end of that. Again, looking forward to having those conversations with the regulators and talking to them about how we see this transaction unfolding and the benefits it brings to end users and consumers.

Mark D. Dankberg:

Okay. And then I’m going to jump to the synergies on IFC next. One of the really attractive things about this combination is that our networks – the satellite systems are essentially interoperable. We both use Ka-band and terminals from one network can be made to interoperate on the others. So, that is a big advantage when you consider the synergies that can be had by different combinations in the sector.

As a matter of fact, we’ve already done some work with government customers, where we’ve done just what I described, that is have Ka-band user terminals that operate on each network. Could you please just say your Ligado question again. I just want to make sure we understand it.

Mathieu Robilliard, Analyst, Barclays Capital Securities Ltd.:

Oh, sure, sorry. So, I just wanted to know if there was any change to the contract you have with Ligado that could be brought by this deal, or things remain as they are and the whole spectrum and contract with Ligado comes along with Inmarsat in the deal.

Mark D. Dankberg:

No. But, Rajeev, would you like to comment on that?

Rajeev Suri, Chief Executive Officer & Executive Director, Inmarsat Group Holdings Ltd.:

Yeah, sure. Thanks, Mark. Yeah, there’s no change on that contract and will become part of Viasat, and spectrum transfer will take place as is planned. And so also the funds that have to come from Ligado.

Mathieu Robilliard, Analyst, Barclays Capital Securities Ltd.:

Great. Thank you very much.

Richard A. Baldridge:

Thank you.

Operator: Your next question comes from the line of Chris Quilty from Quilty Analytics. Your line is open.

Chris Quilty, Analyst, Quilty Analytics LLC:

Thanks. Obviously, a lot of excitement in the deck around the IoT opportunity. Clearly, Inmarsat has talked about some of their plans the ORCHESTRA. I guess my question for you is, Inmarsat’s IoT has always been limited by the fact that they’re operating from GEO ORCHESTRA, which would add a LEO component would help resolve some of those issues. Are there plans to accelerate that beyond what they had previously indicated, which is more like five years out? And if so, is that multibillion dollar investment included in the CapEx plan and NPV savings that you’ve put forth?

Mark D. Dankberg:

Okay. So one is, both of us have been involved in L-band. Remember, Viasat has been very involved in what’s called ground-based beamforming with using the Ligado satellites, which originally started as MSV and with other satellites around the world. Those satellites, when you combine them with the antenna apertures that they have in the beamforming are – we believe, able to close links with less power, smaller, less expensive terminals than any other solutions.

And the Inmarsat satellites that exist and are coming are – they’re not that far behind, and there are things that we can do on the ground that help also allow us to provide IoT solutions at very low cost with very inexpensive terminals. It’s a good example of the synergy that comes from sort of Viasat’s technology experience and Inmarsat’s services and space assets.

The other thing is, again, we have very good experience with high volumes of IoT applications and the government with our Blue Force Tracking business. So, I think the biggest issues that we’re really looking at in the IoT aftermarket is just making sure that we understand it, what the dominant applications will be, what the right form factors are that are specific to specific market segments and to make sure that we’re doing it in a way that I would say consistent with and compatible with the growing terrestrial IoT market.

Those are the main things that we’re focused on. I think we’re very excited and confident in the assets that we have and the technology that we have.

Chris Quilty, Analyst, Quilty Analytics LLC:

Understand. But...

Mark D. Dankberg:

And don’t – oh, just clear just the last part of your thing, which is that we don’t think that requires billions of dollars of new investment. I just want to be clear about that. That is not – that’s not necessary in order for us to have a very, very strong presence in that market as it evolves.

Chris Quilty, Analyst, Quilty Analytics LLC:

Understand. But is it necessary to add the LEO component to have a truly global IoT solution. Because the fundamental issue is with the GEO, you have look angle issues, where there’s something blocking the path. Regardless of how cheaper beamforming that you put on it, it just doesn’t solve those physical constraints. And the LEO resolved that by giving a multipath to the device.

Mark D. Dankberg:

Okay. So that’s a point. I mean, that’s a way to solve a particular problem, that there are other ways to solve those problems as well. And as a matter of fact, if you look at what’s going on in the market, there are more, let’s say, taking out the satellite operators themselves. If you look at the resellers, there’s been more focus on how to leverage existing GEO resources.

And, Rajeev, you might comment on that. But Inmarsat just made an agreement around that as well. Again, we’re not saying that we’re only going to do GEO or we’re only going to do LEO. I think what we’re going to do is those things that work best in the market. And, Rajeev, you might add your color to that.

Rajeev Suri, Chief Executive Officer & Executive Director, Inmarsat Group Holdings Ltd.:

Yeah. I’ll just add that launched ELERA recently, which is a reinvigoration of our [indiscernible] (00:53:29) L-band portfolio, which means that we can do this with ever smaller terminals, probably the smallest form factor terminals for global mobile connectivity, also very low cost. And that is combined with our imminent launch of the sixth generation I-6 satellites that are dual payload satellites, which part of the payload is L-band.

And what we’ve done recently is to partner with a bunch of IoT players that have the technology and that are trying to crack this problem with low-cost terminals, long battery life, 5 to 10 years. You don’t want to touch those devices. It’s ideally suited for agriculture, railways, utilities, and a number of those markets. And [audio gap] (00:54:16) one example of that, [audio gap] (00:54:17) is another [indiscernible] (00:54:18) of that. And that’s how we think that market will play out. We’ve got very good spectrum, combined [indiscernible] (00:54:24) technology to play well in the industrial [audio gap] (00:54:28).

Mark D. Dankberg:

Yes. And just the last thing on this is that IoT market is going to be a very cost sensitive market and it’s going to be very price sensitive. It’s going to be very elastic. And so, we’re really focused on low cost and high performance, however is the best way to achieve that.

Operator: And your next question comes from the line of Arun Seshadri from Credit Suisse. Your line is open.

Arun A. Seshadri, Analyst, Credit Suisse Securities (USA) LLC:

Yes, yes. Hi, everyone. Thanks for taking my questions. Just a couple from me. I just wanted to spend a second talking about leverage. Initial starting leverage is, obviously, relatively high, well into the 5s, maybe close to 6 times, and free cash is obviously minimal early. Can you talk first about your free cash flow profile in the out years and sort of some assumptions underlying that expectation of free cash flow? That’s the first question.

And then second, in terms of the financing structure, Inmarsat is all secured structure today in terms of debt, and Viasat is mixed. Just a sense for these commitments that you’ve obtained and the final debt quantum, a sense for how much would be secured versus unsecured, and would it be right to assume that most of the new debts raised would be on a secured basis. Thank you.

Shawn Duffy:

Hey, Arun.

Mark D. Dankberg:

Can you take that?

Shawn Duffy:

Yeah, no problem. [ph] I’ll hammer this on (00:56:12). So, just to touch on your first question, which was the overall leverage level. So, we had been letting folks know just on a stand-alone basis that we were going to continue to move up a little bit in leverage as we finalize off on the ViaSat-3 completion and do the initial stocking and so forth to fill that network.

And so when you think of that happening alongside the combination of the company and the investments, where Inmarsat is also at the heavier point in their investment cycle as well. And then also add on the funding, the cash portion of the acquisition and the transaction. So, all of those are kind of based on our assumptions in when we’re closing, closing at around a similar time.

And so we think and expect that the leverage is going to tick up about 0.5 basis point at closure alongside funding the acquisition. But then, of course, deleverages pretty rapidly, as we talked about before.

Now, with respect to free cash flow, I think the important point here is that on a combined basis, so in the [ph] back (00:57:22) as we’re finishing off these investments in our networks, on a combined basis the free cash flow turning point is right about the same point in time that Viasat had of free cash flow turning point. The difference is that when we hit that, the magnitude of that free cash flow that we’re generating is significantly larger on the combined company.

So, we mentioned earlier it can be more than 2x. As you continue to pull out to the next year and the next year after that, the multitudes continue. So, I think that that is just really important takeaway. Just remind you that at close, approximately 5x on leverage and then significant free cash flow to come subsequent to that once we hit that inflection point.

On the debt mix, yes, our assumptions are that we’re going to be assuming their it and it is, as you mentioned, more on the secure side of the offerings. With our existing debt, we have the flexibility to be within the secured and unsecured mix. And we’re going to be opportunistic within that portfolio. So, when you think about the secured leverage and what that looks like post close, it’s around, I would say, maybe a 3x notional, within a certain mix. But we have flexibility in the markets on either side with the commitments we have.

Mark D. Dankberg:

Yeah. And I would just add one thing, I mean, just on your question about what the underlying assumptions are around the deleveraging and our cash flow. Probably a good example would be to look at what happened right after we deployed ViaSat-2. We got ViaSat-2 into service, where I believe we peaked at a leverage ratio of right about 5 there, and within several quarters were below 4 and got down to right around 3.

And some of that has to do with the timing of our capital investment cycles and the fact that our services business is high fixed costs, low variable costs, and those are the things that really contributed to the deleveraging. And that with this combination, the total proportion of our recurring service revenues will be higher than it was when we did that with ViaSat-2.

Arun A. Seshadri, Analyst, Credit Suisse Securities (USA) LLC:

Thank you, Shawn. Thank you, Rick. Congrats on the transaction.

Richard A. Baldridge:

Sure, thanks.

Operator: Your next question comes from the line of Landon Park from Morgan Stanley. Your line is open.

Landon Park, Analyst, Morgan Stanley & Co. LLC:

Thank you. Good morning, everyone. Thanks for taking the questions. I was just wondering if you could comment on where Inmarsat’s throughput or global capacity in terms of gigabits per second sits today and sort of where that goes with their satellites under construction and combined with your upcoming launches as well. And does this change the ViaSat-4 plan in your minds? And then just secondarily, can we maybe get additional color on the timing of synergies and just maybe some of the underlying assumptions behind the $1.5 billion NPV?

Mark D. Dankberg:

Okay. I’ll start with the first part on sort of the integration of the fleets. One of the – so, there are number of factors that go into that. One is that there are – absent the technology that we’re introducing in ViaSat-3, which has never been done before and required us to develop a whole unique payload system, there are clear trade-offs in pretty much every satellite that’s done in terms of coverage versus capacity.

And so, the Inmarsat fleet is really biased towards coverage, like global coverage everywhere, and they have redundancy to do that. And what they’re augmenting is more flexible satellites that have higher capacity or regional coverage and a lot more flexibility to add capacity in areas that are somewhat congested.

What I would say is, if you look at – go back to – those of you that followed us when we acquired WildBlue, WildBlue had made kind of the same trade-off, where they had satellites that were in the single-digit gigabits, but had total US coverage. And Viasat was coming up with ViaSat-1, which is 100-gigabit satellite, but was more focused on the areas of high demand.

And that is the same logic that we’re going to apply here, where we’ll have very, very high amounts of coverage over the land areas, where most of the demand is, including in the mobility space. And we’ll also have a lot more flexible coverage over the oceans.

But with Inmarsat, we get a lot of resiliency, redundancy, and the ability to fit in some of their more programmable satellites into areas that we believe need more bandwidth at the time, either because of market opportunities or growth in either the fixed and mobile markets. That’s kind of how we look at it.

That’s a formula that worked really well for us in the past. It’s also worked well for us when we’ve partnered with other regional satellites from other regional partners. And what it allows us to do is to get kind of disproportionate value out of the coverage-based satellites relative to just simply what their gigabit capacity is.

On the synergies, maybe, Shawn, do you want to speak to that?

Shawn Duffy:

Sure. Yeah, sure, I can take that one. So, I think probably looking at a couple different things and what I mentioned earlier. Obviously, we need to integrate the companies and so from the OpEx side, we expect those to kind of step up. I’ll say – I gave that $80 million on a recurring annual basis. It probably steps up over a couple of years to get to that point. I think, we’ll achieve a good part of it in that second year.

We are going to have to integrate and there’s going to be costs in doing that. So I think the first year we’re going to have a little bit more cost on a net basis, but we’ll see meaningful amounts coming through on the second year.

And then on the CapEx side, I think those are going to be more things that – the smaller amounts of things I call like the low-lying fruit we’re going to be able to do out the gates. Those will start to come in in the first year. I don’t think we’ll get to that peak number until we’re able to start to [indiscernible] (01:04:22) and revisit how the consolidated network investments are going to be, say, notionally a couple years out as well. So, will give you a little bit of a flavor.

Landon Park, Analyst, Morgan Stanley & Co. LLC:

Okay. And can you just confirm specific timing on free cash flow? I know you said it was close to what stand-alone would be.

Shawn Duffy:

Yeah. So what we said was, it’d be about two to three quarters after the EMEA satellite gets going.

Landon Park, Analyst, Morgan Stanley & Co. LLC:

And just – and that is the same with the combined [indiscernible] (01:04:55)?

Shawn Duffy:

Yeah. And that’s is the same – yeah. Yes, it’s about the same point in time just creating a larger contribution.

Landon Park, Analyst, Morgan Stanley & Co. LLC:

Great. Thank you.

Operator: And your next question comes from the line of Mike Crawford from B. Riley Securities. Your line is open.

Mike Crawford, Analyst, B. Riley Securities, Inc.:

Thank you. Regarding your approach to this multi-layered, multi-orbit regime, where does the V-band fit into your equation? And what do you think of other recent constellation proposals in that regard?

Richard A. Baldridge:

Mark, do you want to take that?

Mark D. Dankberg:

Yeah. So, for V-band, it’s an interesting band. It has – just like any band, it’s got pluses and minuses. The most obvious minuses are for fixed service, just the weather resilience for it and the availability. But right now, what we’ve found is we can get all the capacity – that we are not constrained by lack of V-band spectrum in ViaSat-3 and Viasat-4.

And I guess I didn’t address that in part of Landon’s question is ViaSat-4 is still really valuable in dealing with that geographic concentration of demand in the US market that you saw in whitespace, as well as in fixed base and the same things will apply in Europe and in Asia-Pacific.

But right now we can get there. We absolutely are doing work in V-band and I think we’ll introduce it at the appropriate time. I don’t think there’s anything mysterious to it. I think it’s just an evolution of what we’re doing and we’ll introduce it when we need it.

Mike Crawford, Analyst, B. Riley Securities, Inc.:

Okay, thanks. And then, Mark, you talked about potential revenue synergies, but not revenue destruction in the sense that Viasat historically has come in and taken over markets by offering more abundant superior solutions that would force others to either abandon or change strategy. Isn’t there some level of that phenomenon going on here with Inmarsat, given the amount of bandwidth it is able to put down on some of the markets where it competes today?

Mark D. Dankberg:

Okay. Yeah, so that’s an interesting question. I think that the main thing you’d want to look at is the applications of the bandwidth in each of the sectors in which we’ll be serving. So, one of the things that’s really interesting and good – we think is a good thing about the combination is, as an example, Inmarsat has a very good portfolio of safety services, cockpit services, maritime safety services, and a lot of their fleet are really things like cargo ships as opposed to passenger ships.

So, there a lot of the value proposition is assured connectivity, availability, support, but they’re not super bandwidth intensive, okay? But you look at other types of services, where there are large numbers of people and what’s driving kind of this – the strategy that’s worked for us is that people that are consuming Internet bandwidth are consuming a lot more bandwidth every year primarily because of video, right?

So, that’s where we – I think we really had a big impact, whether it’s residential, in-flight, and in bringing more high bandwidth and video applications into government customers. So, sort of what we’ve modeled going forward is that a lot of those bandwidth-intensive services will be served by the Viasat’s fleet as it’s augmented on a global basis. And what the Inmarsat fleet does is it brings us a very strong base of more enterprise-oriented customers, where we can market some of those services into them. That’s where some of the revenue opportunities come.

And then also where we can combine the different bands and also the sort of the overlapping coverage, when we talk about multi-layered, that we have multiple overlapping coverage where some of the Inmarsat satellites can serve as redundancy or resilience to the high bandwidth value propositions, the ViaSat-3. It’s actually a very similar thing that we did when we merged with WildBlue in the residential market.

Richard A. Baldridge:

So I’d just add, Mike, that when we looked at it, honestly, there’s not a lot of overlap. I mean, it’s a lot of complementary things. But the ability to bring new services to some of the markets where Inmarsat has a really strong position to and vice versa. They have assets we don’t have right now, and also prevents us in the future from having to launch similar type things to be able to serve the same market. So, there’s some capital savings in the future. Rajeev, I don’t know if you have any – you want to add anything to this?

Rajeev Suri, Chief Executive Officer & Executive Director, Inmarsat Group Holdings Ltd.:

I think you said it well, Rick. So, very complementary. I think, Mark, you explained it super well.

All right. Thank you.

Mike Crawford, Analyst, B. Riley Securities, Inc.:

All right. Thank you.

Operator: And your next question comes from the line of Caleb Henry from Quilty Analytics. Your line is open.

Caleb Henry, Analyst, Quilty Analytics LLC:

Yeah. Thanks, guys. Three questions. Sorry, can you guys hear me okay?

Mark D. Dankberg:

Yes.

Caleb Henry, Analyst, Quilty Analytics LLC:

Okay. Three questions. The first, wasn’t a whole lot of discussion on the consumer broadband market. I’m just curious how this merger will affect that. Will Inmarsat help with writing – or gaining consumer subs outside of North America or just has that been contemplated?

Second is just a general question on maritime trends. I think it was mentioned that Inmarsat is big into container ships and things like that, and we’ve seen a lot of headlines about those being stuck at sea for weeks. I assume that’s driving up network connectivity. [indiscernible] (01:11:45) trends that are being seen there if those are being looked at a short term or long term?

And then the third question is just about the consolidation and the $1.5 billion in synergies. Can you gave some specific examples in terms of what that looks like for, I guess, consolidating facility user head count or things like that to reach that number?

Mark D. Dankberg:

Okay.

Richard A. Baldridge:

Mark, I’ll [indiscernible] (01:12:10). On the consumer side, there’s not a lot, but what it will allow us to do is do what we’ve done in some other markets, where we’ve started early with other people’s satellites. So, Brazil is a good example. Africa is another good example. So, we can get started markets ahead of ViaSat-3 on the consumer side. But really where we are stronger, it really isn’t – there’s no overlap in the competitive business. But enterprise and consumer, we can get started with some of our tools and some of that capacity. So that is just really a pure growth opportunity using both sides.

Maritime, this is where Inmarsat is really strong. And so, our view – and this is where the UK is really going to be a key part of the future organization. And we think Inmarsat has a great brand in this market. They’ve got a really strong portfolio of customers. And in the maritime market what we can’t bring there is some of the platform services we’ve been working on. In in-flight and in some of our other applications we can help bring some capabilities into that that we think can help make those customers even more satisfied and more sticky. So, that’s how we’re thinking about maritime.

And on the synergy side, just in terms of facilities, we’re going to maintain a very strong presence here in the UK. There could be some other global places where we have – see some overlap or the ability to use some common facilities, especially with the RigNet acquisition with that, and as we might have some places where we could do some facility consolidation. But we really don’t – there’s not tremendous amount of overlap.

Of course, in operating our satellite, second satellite over this region, that will be – the core operations of that will be based out of the UK, like we said in our other materials. So, taken advantage of the two companies’ capabilities here will help us in some ways utilize the resources we have in a more effective way.

Mark D. Dankberg:

Yeah. I can give you just a little more detail on those synergies as an example. The whole key to getting a lot more capacity on satellites is frequency reuse. You need to have way more beams in order to get a lot more throughput. That requires a lot more ground stations. And so, one thing Viasat has is a very large number – a very large ground infrastructure network, being able to apply that ground infrastructure network to – which is fiber connected, being able to apply that to Inmarsat’s existing and future satellites is a big, big advantage in the cost synergies. That’s just an example.

Then on the – one of the benefits that we’ve had, given the portfolio that we have, just to give you an example, where we may have, at the beginning of the lifecycle of some of our satellites, a heavily consumer orientation – we may use the bandwidth for consumers, because there’s a lot of demand there and we can fill up the satellites quickly.

But then over time, we’ve migrated a lot of that application to government or mobility applications. Well, the Inmarsat satellites, as Rick said, we can use those if we wanted to for consumer applications, either on a pioneering basis or to get more utilization of those satellites when they’re first launched. Those are just a couple of examples of some of the synergy opportunities that go into those savings.

Caleb Henry, Analyst, Quilty Analytics LLC:

And I guess I was wondering if Rajeev could just give any more color on the maritime market, what he’s seeing there.

Rajeev Suri, Chief Executive Officer & Executive Director, Inmarsat Group Holdings Ltd.:

Yeah. I think – thanks for the question. So, maritime for us, we’re reaching the crossover point this year between our slow growth fleet broadband product that serves deep sea vessels through Fleet Xpress. And so, as Fleet Xpress becomes a bigger part of portfolio, growth resumes. And so we’re seeing that inflection point this year. So growth is resuming.

Second thing I’ll add is that there is – we have very strong distribution and a partner setup in maritime specific to the deep sea vessel space. Rick mentioned the opportunity of digital and IoT and customer platforms as one way to get synergy across the two companies, because that’s something that would be an attractive new market.

And finally, I’ll say that with the multi-orbital plan, there is a possibility to gain new adjacencies as well, high-end cruising and so on is possible both with our ORCHESTRA plan or the multi-orbit combined plan, ViaSat-3 and so on. So, it’s about 40% of our business is going to grow, which is good news for Inmarsat stand-alone and eventually sort of good news for the combined company.

Caleb Henry, Analyst, Quilty Analytics LLC:

Thank you, guys.

Operator: Your next question comes from the line of Ryan Koontz from Needham & Company. Your line is open.

Richard A. Baldridge:

Yeah. I think... [indiscernible]. Ryan, I think we’re going to make this our last question, so...

Ryan Koontz, Analyst, Needham & Co. LLC:

Make it a good one. Got it. So, I understand the great strategic synergy in the mobility segment. Kind of want to double down on your thoughts around fixed broadband and all the regulatory and kind of global subsidies that are flowing into that more terrestrial technologies. How you think about that fixed market going forward? And does this represent kind of a change in strategy for you? Thank you.

Mark D. Dankberg:

No. Okay. No. I mean, what we’re really looking for is optionality, right, that we can apply the resources we have across a broad range of markets. And I think we’ve been really consistent in that for quite a long time. I would say that in the US that, yes, there’ll be infrastructure investments, there’ll be ongoing subsidies which will eat into the size of that market. And, frankly, one of the benefits of this is that we have less exposure to the US fixed market.

Internationally, you don’t see – I think you don’t see those trends on the same scale, especially in emerging markets, where the dominant way that people connect is through smartphones that are on prepaid plans or through other similar things. So, what we think is that overall that this broadens our portfolio. That’s why we keep referring to this very, very large total addressable market.

What we like is the ability to apply our assets and resources in those markets that are most rewarding, right? We stand by our commitments. But as we bring on more capacity, we tend to allocate those capacities in those places that create the greatest value for our customers and us and our investors.

And I don’t think this – it’s not – I don’t think this is a pivot away from it. I think it just creates more optionality for us, including over the US. And that’s one of the reasons that I think that map that shows the distribution of demand for just the commercial aviation market in the US, where you see demand that will reach tens of gigabits per second over highly trafficked airports is just a good example of the sort of the...

Ryan Koontz, Analyst, Needham & Co. LLC:

Right.

Mark D. Dankberg:

...multi-use applications or the utility that we can get from the satellites in these different sectors.

Ryan Koontz, Analyst, Needham & Co. LLC:

Sure. It sounds like – I’m sure some of your experience you gained in the US with fixed, you can apply that to some of these newer developing areas.

Mark D. Dankberg:

Oh! Yeah. Yes, we can. But the other thing that we’ve talked about doing is developing these shared markets like community Internet. And one of the things that we’re doing, we talk about multiple transmission media, a lot of times the best way to reach people is through shared Wi-Fi or we’re doing experiments in multiple markets, we’re using shared terrestrial.

That’s another example where the Inmarsat L-band spectrum, when you think of ancillary terrestrial component, what’s happening in the US, we think, will spread to emerging markets. That gives us more tools there. We’re even doing things with terrestrial fixed distribution based on satellite infrastructure feeds or satellite backhaul.

So, we’re definitely not going to be a single trick pony. We’re really looking for kind of the greatest utilization of the assets. That’s the core of the strategy that we have. And having this diversification, these customer relationships, distribution, support, licenses, landing rights, all that stuff contributes to lot more optionality in all these markets.

Ryan Koontz, Analyst, Needham & Co. LLC:

Super helpful. Thank you.

Mark D. Dankberg:

Thanks, Ryan.

Richard A. Baldridge:

Thanks. So, at the end of our call, so I’d just like to thank everybody for dialing in and for your interest. Just to repeat. We think this is a very exciting combination of two companies that have very complementary pieces of business. We think the market size for what we’re going to be able to address is even bigger than we were addressing alone and especially given the additional applications of IoT and position in maritime.

So, we’re a much bigger market – company that’s got more scale and resiliency, as Mark pointed out. I think financially, this is a – it’s a good combination. We do have this leverage peak upfront that Shawn talked about. We de-lever faster. We get to free cash flow faster than we would have independently. And when we do, it’s more than twice the size, just like Shawn mentioned. And really, the real beneficiary here, other than our employees, is our customers. The things that we can bring to both sets of customers, that’s great.

Lastly, I’d just want to say thanks to Rajeev and Tony and the team of Inmarsat side have been terrific to deal with and it’s been arduous process, as they always are. But they’ve been great team to deal with and we want to say we appreciate them throughout this process and we look forward to working with those guys. Thank you.

Operator: This concludes today’s conference call. You may now disconnect.

Additional Information About the Transaction and Where to Find It

This communication is being made in respect of the proposed business combination transaction between Viasat and Inmarsat pursuant to the terms of that certain Share Purchase Agreement, dated as of November 8, 2021, by and among Viasat and the shareholders of Inmarsat. Viasat intends to file with the Securities and Exchange Commission (the “SEC”) a proxy statement and other relevant documents in respect of a stockholder meeting to obtain stockholder approval in connection with the transaction. The definitive proxy statement will be sent or given to the stockholders of Viasat and will contain important information about the transaction and related matters. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT VIASAT, INMARSAT AND THE PROPOSED TRANSACTION. Investors and stockholders may obtain a free copy of these materials (when available) and other documents filed by Viasat with the SEC through the website maintained by the SEC at www.sec.gov. In addition, free copies of these materials will be made available free of charge through Viasat’s website at https://www.viasat.com.

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This communication contains forward-looking statements regarding future events that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements are based on current expectations, estimates, forecasts and projections about the industries in which Viasat and Inmarsat operate and the beliefs and assumptions of their respective management. The parties use words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” variations of such words and similar expressions to identify forward-looking statements. Forward looking statements include, among others, statements that refer to the benefits of and realization of synergies from the transaction, including expected resulting enhancements to the combined company’s systems, products and services and the anticipated operations, financial position, liquidity, performance, prospects or growth and scale opportunities of Viasat, Inmarsat or the combined company; integration activities; the anticipated value of the combined business to Viasat and stakeholders; the expected performance of Viasat’s and Inmarsat’s technologies; expected impact of the transaction on Viasat’s results of operations and financial condition; anticipated growth and trends in the business or key markets; the closing of the transaction, including the need for stockholder approval and the satisfaction of regulatory and other closing conditions; and plans, objectives and strategies for future operations. Readers are cautioned that actual results could differ materially from those expressed in any forward-looking statements. Factors that could cause actual results to differ include: risks and uncertainties related to the transaction, including the failure to obtain, or delays in obtaining, required regulatory approvals or clearances; the risk that any such approval may result in the imposition of conditions that could adversely affect Viasat, the combined company or the expected benefits of the transaction; the failure to satisfy any of the closing conditions to the transaction on a timely basis or at all; any adverse impact on the business of Viasat or Inmarsat as a result of uncertainty surrounding the transaction; the nature, cost and outcome of any legal proceedings related to the transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement for the transaction, including in circumstances requiring Viasat to pay a termination fee; the risk that Viasat’s stock price may decline significantly if the transaction is not consummated; the failure to obtain the necessary debt financing arrangements set forth in the commitment letters received in connection with the transaction; risks that the transaction disrupts current plans and operations or diverts management’s attention from its ongoing business; the effect of the announcement of the transaction on the ability of Viasat to retain and hire key personnel and maintain relationships with its customers, suppliers and others with whom it does business; the ability of Viasat to successfully integrate Inmarsat operations, technologies and employees; the ability to realize anticipated benefits and synergies of the transaction, including the expectation of enhancements to Viasat’s products and services, greater revenue or growth opportunities, operating efficiencies and cost savings; the ability to ensure continued performance and market growth of the combined company’s business; changes in the global business environment and economic conditions; the availability and cost of credit; risks associated with the construction, launch and operation of satellites, including the effect of any anomaly, operational failure or degradation in satellite performance; Viasat’s or the combined company’s ability to successfully develop, introduce and sell new technologies, products and services; changes in relationships with key customers, suppliers, distributors, resellers and others as a result of the transaction or otherwise; Viasat’s and Inmarsat’s reliance on a limited number of third parties to manufacture and supply their respective products; the risk of litigation or regulatory actions to Viasat and/or Inmarsat; inability to retain key personnel; the impact of the COVID-19 pandemic on Viasat’s or Inmarsat’s business, suppliers, consumers, customers, and employees or the overall economy; Viasat’s and the combined company’s level of indebtedness and ability to comply with applicable debt covenants; and other factors affecting the communications industry generally. In addition, please refer to the risk factors contained in Viasat’s SEC filings available at www.sec.gov, including Viasat’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and such reports that are subsequently filed with the SEC, including the definitive proxy statement to be filed with the SEC in connection with the transaction. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Viasat undertakes no obligation to update or revise any forward-looking statements for any reason.